Exhibit 22.1

GUARANTEED SECURITIES

Set forth below are registered securities issued by Tyco Electronics Group S.A. (“TEGSA”) and guaranteed by TEGSA’s parent, TE Connectivity Switzerland Ltd., and its parent, TE Connectivity plc, as of June 26, 2026.

Description of securities
3.125% senior notes due 2027
2.50% euro-denominated senior notes due 2028
0.00% euro-denominated senior notes due 2029
4.625% senior notes due 2030
4.50% senior notes due 2031
2.50% senior notes due 2032
3.25% euro-denominated senior notes due 2033
5.00% senior notes due 2035
4.875% senior notes due 2036
7.125% senior notes due 2037